AMENDMENT NO. 1

TO THE DECLARATION OF TRUST OF

SSgA ACTIVE ETF TRUST

The undersigned Secretary of SSgA Active ETF Trust, a Massachusetts business trust (the “Trust”), does hereby certify that the Board of Trustees of the Trust, acting pursuant to Article X, Section X.10 of the Trust’s Declaration of Trust dated March 30, 2011, unanimously approved the following resolutions at a meeting duly called and held on November 13, 2014, and that said resolutions continue in full force and effect as the date hereof:

RESOLVED, that the Board of Trustees of SSgA Active ETF Trust (the “Trust”) hereby authorizes a change in the name of the Trust to SSgA Active Trust; and further

RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take any and all actions that are necessary or appropriate to effectuate such name change at such time as deemed appropriate by the officers of the Trust, including but not limited to the filing of any documents with the Commonwealth of Massachusetts, SEC or any securities exchange where shares of the Trust are traded.

WITNESS my hand this 5th day of December, 2014.

/s/ Christopher A. Madden
Christopher A. Madden
Secretary

Commonwealth of Massachusetts	)
)
Subscribed and sworn to before me this
5th day of December, 2014.

/s/ Kimberly M. McGinn
Kimberly M. McGinn
Notary Public
My commission expires: Feb. 17, 2017